UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: 24 January 2006

(Date of earliest event reported)

D E E R E  &  C O M P A N Y

(Exact name of registrant as specified in its charter)

DELAWARE	1-4121	36-2382580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One John Deere Place

Moline, Illinois 61265

(Address of principal executive offices and zip code)

(309) 765-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05		Costs Associated with Exit or Disposal Activities

On 24 January 2006, Deere & Company (the Company) decided to close its forestry manufacturing facility in Woodstock, Ontario, Canada. The Woodstock manufacturing will be consolidated into the Company’s existing Davenport and Dubuque, Iowa facilities. This decision, which is intended to reduce costs and further improve product delivery times, was made after an internal study was completed. The Woodstock facility will be closed by 30 September 2006.

The Company expects that total costs related to the closure will be approximately $60 million pre-tax. These costs will include about $25 million for pension and other retirement benefits; about $10 million for employee termination benefits; about $10 million for impairments and write-downs of property, equipment and inventory; and about $15 million for relocation of production.  The Company estimates that pretax cash expenditures associated with these costs will be about $40 million.

Safe Harbor Statement

This report includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to, projections regarding the reduction in cost, the improvement in product delivery times and expected charges to be incurred, are based on current expectations and are subject to uncertainty and changes in circumstances. More detailed information about risks and uncertainties is contained in Deere & Company filings with the Securities and Exchange Commission.

Item 9.01		Financial Statements and Exhibits

	(d)	Exhibits

(99.1) Press Release

Signature

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

	By:	/s/ JAMES H. BECHT
Secretary

Dated: January 27, 2006

Exhibit Index

Number and Description of Exhibit

(99.1)	Press release